Exhibit 7.06

OPERATING AGREEMENT OF

FULCRUM MICRO-CAP, L.L.C.

THIS OPERATING AGREEMENT (this “Agreement”) is made and entered into effective the 8th day of November, 2005.

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1 “Act” shall mean the Delaware Limited Liability Company Act, as amended from time to time.

1.2 “Affiliate” shall mean, when used with reference to a specific Person, any Person directly or indirectly controlling, controlled by or under common control with, such Person.

1.3 “Agreement” shall mean this Operating Agreement, as originally executed or as amended, modified, supplemented or restated from time to time, including Appendix “A” attached hereto and incorporated herein by this reference.

1.4 “Capital Account” shall mean the account of each Member established in accordance with Section 3.3.

1.5 “Capital Account Balance” shall have the meaning ascribed to it in Section 3.3.

1.6 “Certificate” means the Company’s Certificate of Formation or any other instrument or document which is required under the lawEs of the State of Delaware to be signed and sworn to on behalf of the Company and filed in the appropriate public offices within the State of Delaware (i) to perfect or maintain the Company as a limited liability company under the laws of the State of Delaware, (ii) to effect the admission, withdrawal or substitution of any Member of the Company, or (iii) to protect the limited liability of the Members under the laws of the State of Delaware.

1.7 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor statute or subsequent codification or recodification of the federal income tax laws of the United States.

1.8 “Company” shall mean Fulcrum Micro-Cap, L.L.C., a Delaware limited liability company, as such limited liability company may from time to time be constituted.

1.9 “Interest” means the entire ownership interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

1.10 “Liquidator” shall mean the Person (which may be the Manager) designated by the Manager or, if there is no Person so designated at the time in question, such other Person who may be appointed in accordance with applicable law and who shall be responsible for taking all action necessary or appropriate to wind up the affairs and distribute the assets of the Company upon its dissolution.

1.11 “Manager” shall mean a Person appointed to manage the Company as provided in Section 6.1.

1.12 “Member” shall mean any Person who, at the time referenced, is a party to this Agreement.

1.13 “Person” shall mean an individual, a partnership, a joint venture, a corporation, a limited liability company or partnership, a trust, an estate, an unincorporated organization or association, or any other entity or a government or any department or agency thereof.

1.14 “Section” or “Article” shall mean a section or article, as applicable, of this Agreement unless otherwise indicated.

1.15 “Treasury Regulations” shall mean the regulations of the United States Department of the Treasury pertaining to the federal income tax, as from time to time in force.

1.16 “Units” shall mean the units of measurement used to reflect each Member’s equity interest in the Company as reflected in Appendix “A” attached hereto and incorporated herein by this reference.

ARTICLE 2

FORMATION

2.1 Formation. The Company has been organized as a limited liability company under the provisions of the Act by delivering the Certificate to the Secretary of State of the State of Delaware for filing. The Manager may take such further actions as the Manager deems necessary or advisable to permit the Company to conduct business as a limited liability company in any jurisdiction. The rights and liabilities of a Member under this Agreement shall be as provided by the Act, except as otherwise expressly stated in this Agreement.

2.2 Name. The name of the Company shall be Fulcrum Micro-Cap, L.L.C., or any other name permitted by the Act as the Members holding at least fifty-one percent (51%) of the Units shall afterwards designate by appropriate amendment to the Certificate. All business of the Company shall be conducted under the Company’s name.

2.3 Purposes. The purposes for which the Company is organized is to engage in any and all lawful business for which a limited liability company may be organized under the laws of the State of Delaware.

2.4 Principal Office. The principal office of the Company shall be First National Tower, 1601 Dodge St., Suite 3800, Omaha, Nebraska 68102 or such other place as the Members holding at least fifty-one percent (51%) of the Units may, from time to time, designate .

2.5 Registered Agent and Office. The registered agent for service of process and the registered office shall be that Person and location reflected in the Articles as filed with the Secretary of State of the State of Delaware. The Members holding at least fifty-one percent (51%) of the Units may from time to time change the registered agent or office through appropriate filings with the Secretary of State of the State of Delaware. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Members holding at least fifty-one percent (51%) of the Units shall promptly designate a replacement agent or file a notice of change of address, as the case may be.

2.6 Names and Addresses of Members. The names and addresses of the Members and the Units owned by each of them shall be set forth from time to time on Appendix “A” to this Agreement. New or additional Members may only be admitted upon such terms and conditions of admission as may be determined by the Members holding at least fifty-one percent (51%) of the Units.

2.7 Fiscal Year. The fiscal year of the Company shall be the calendar year unless some other fiscal period is designated as the fiscal year by the Manager.

ARTICLE 3

CAPITAL CONTRIBUTIONS

3.1 Initial Capital Contributions. A Member’s contribution to capital, either initially or thereafter, may consist of cash, property or services rendered, or a promissory note or other binding obligation to contribute cash or property or to render services. The Members have made the capital contributions to the Company as set forth on Appendix “A”.

3.2 Additional Capital Contributions. Members may make such additional contributions, in the amounts determined by the Members holding at least fifty-one percent (51%) of the Units, to the capital of the Company in addition to the capital contributions set forth on Appendix “A”.

3.3 Capital Account. A capital account shall be established for the Members on the books of the Company and maintained in accordance with Section 1.704-1(b)(2) of the Treasury Regulations. The balance at any given time of a Member’s capital account shall be referred to in this Agreement as the Member’s “Capital Account Balance.” No Member shall be entitled to interest on any capital contribution or on such Member’s Capital Account Balance. No Member shall have any right to receive any funds or property of the Company, except as provided in this Agreement.

3.4 Withdrawal of Capital. The Members shall not receive from the Company property constituting any part of the Member’s contributions to capital unless and until:

a. All liabilities of the Company, except liabilities to Members on account of its/their contributions to capital, have been paid or there remains property in the Company sufficient to pay them; and

b. The Certificate is cancelled or so amended as and if necessary to set forth the result of the withdrawal or reduction.

ARTICLE 4

ALLOCATION AND DISTRIBUTION OF NET PROFITS AND LOSSES

4.1 Allocation of Profits and Losses. The profits and losses of the Company shall be allocated to the Members in accordance with their respective Interests.

4.2 Distributions. The Manager in the Manager’s discretion shall determine whether to retain the profits or distribute to the Members any amount of profits of the Company. Any such distribution may be made in cash or in kind as determined by the Manager.

ARTICLE 5

LIABILITY OF MEMBERS; ACTIONS OF MEMBERS

5.1 Liability to Third Parties. No Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.

5.2 Voting Rights. Except as otherwise provided in this Agreement or as required by law, the affirmative vote, consent or agreement of Members holding at least fifty-one percent (51%) of the Units shall be the act of the Members. All Members shall be entitled to attend meetings of the Members. Members may vote by written proxy.

5.3 Quorum. If any business is to be transacted by all the Members, regardless of their percentage ownership of Units, the presence of Members holding at least fifty-one percent (51%) of the Units shall constitute a quorum for the transaction of business. If a quorum is not present at said meeting, a majority of the Units represented at the meeting may adjourn the meeting from time to time without further notice.

5.4 Action Without a Meeting. Any action required or permitted to be taken by the Members by vote may be taken without a meeting on written consent. The consent shall set forth the actions so taken and shall be signed by Members holding the requisite Interests.

5.5 Meetings of Members. Meetings of Members, for any purpose or purposes appropriate for action by Members, may be called by the Manager or by Members owning, in the aggregate, at least fifty-one percent (51%) of the Units.

5.6 Notice of Meetings. Written notice stating the date, time and place of the meeting and a description of the purpose or purposes for which the meeting is called shall be mailed, unless oral notice is reasonable under the circumstances, not fewer than three (3) or more than thirty (30) calendar days before the date of the meeting, by or at the direction of the Members or Manager who has called the meeting, to each Member. If mailed, such notice is effective when mailed addressed to the Member’s address shown in the Company’s current record of Members, with postage prepaid.

5.7 Telephonic Participation at a Meeting of the Members. Members may participate in a meeting of the Members by means of a conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.

5.8 Waiver of Notice. A Member may waive any notice required by this Agreement before or after any meeting by signing a written waiver of the Member’s right to receive notice of such meeting. A Member’s attendance at a meeting: (a) waives objection to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting or promptly upon the Member’s arrival objects to holding the meeting or transacting business at the meeting; (b) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the Member objects to considering the matter when it is presented; and (c) results in a presumption that the Member assented to the action taken at such meeting, unless such Member’s dissent shall be entered in the minutes of the meeting or unless such Member shall file its written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof, or shall personally deliver or forward such written dissent by registered mail to the other Members immediately after the adjournment of the meeting; provided, however, such right to dissent shall not apply to a Member who voted in favor of any action at such meeting.

ARTICLE 6

MANAGEMENT OF THE COMPANY

6.1 Management. The Company shall be managed by one Manager, to be elected by the Members holding at least fifty-one percent (51%) of the Units, which Manager shall have sole power and authority to conduct the affairs of the Company except to the extent management powers are expressly reserved to the Members by this Agreement, the Certificate or the Act. The initial Manager shall be McCarthy Capital Corporation. The number of Managers may be amended from time to time by vote of the Members holding at least fifty-one percent (51%) of the Units. A Manager will serve until the Manager’s death, dissolution, resignation or removal, with or without cause, by a vote of the Members holding at least fifty-one percent (51%) of the Units. Upon the removal, death or resignation of any Manager, a successor Manager shall be appointed by a vote of the Members holding at least fifty-one percent (51%) of the Units.

6.2 Specific Authority of the Manager. In addition to and not in limitation of any rights and powers conferred by law or other provisions of this Agreement, and except as limited, restricted or prohibited by the express provisions of this Agreement, the Manager is hereby authorized, for and on behalf of the Company, to:

a. Acquire property deemed by the Manager to be consistent with the business purpose of the Company;

b. Sell, transfer or otherwise dispose of any property owned by the Company;

c. Employ accountants, legal counsel and other experts to perform services for the Company and to compensate them from Company funds;

d. Maintain all books and records of the Company;

e. Execute any and all agreements, contracts, documents, certifications and instruments necessary or convenient in connection with the business of the Company;

f. Admit new Members by the issuance of Units as determined by the Manager; provided, however, the issuance of additional Units must first be approved by the Members holding at least fifty-one percent (51%) of the Units; and

g. Take any and all action deemed appropriate by the Manager in connection with the business of the Company.

6.3 Duties and Obligations of the Manager. The Manager shall:

a. Maintain accounting records in accordance with consistently applied generally accepted accounting principles, as modified by reasonable and customary accounting practices and policies followed by the Company on a reasonably consistent basis, from which a Capital Account Balance, and allocations pursuant to Section 4.1, can be determined for each Member.

b. Execute, file, record or publish all certificates, statements and other documents and do all things appropriate for the formation, qualification and operation of the Company and for the conduct of its business in all appropriate jurisdictions.

c. Retain accountants and/or attorneys to represent the Company when necessary or appropriate in the Manager’s discretion.

d. Use best efforts to maintain the status of the Company as a “limited liability company” under the Act, and as a “partnership” for federal income tax purposes.

6.4 Liability for Certain Acts. The Manager shall perform the Manager’s duties in good faith, in a manner it reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. No Manager shall have any liability by reason of being or having been the Manager of the Company. No Manager in any way guarantees the return of the Members’ Capital Contributions or a profit for the Members from the operations of the Company. No Manager shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct, breach of this Agreement or a wrongful taking by the Manager.

6.5 Indemnification.

a. To the fullest extent permitted by law, the Company shall indemnify and hold harmless the Manager from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Manager may be involved, or threatened to be involved, as a party or otherwise, by reason of his/her/its status as a Manager; provided, however, no such indemnification shall apply unless: (i) the Manager acted in good faith and in a manner the Manager reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; (ii) the Manager’s conduct did not constitute fraud, gross negligence or willful or wanton misconduct; and (iii) the Manager’s conduct was not intentionally and knowingly in violation of a material provision of this Agreement. For purposes of this Agreement, any act or omission, if done or omitted to be done in reliance, in whole or in part, upon the advice of independent legal counsel or public accountants selected with reasonable care, will be presumed to have been done or omitted to be done in good faith and not to constitute gross negligence or willful or wanton misconduct.

b. To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by or on behalf of a Manager in defending any claim, demand or action shall be paid by the Company in advance of the final disposition of such proceeding upon the receipt of a written undertaking (which need not be secured) by or on behalf of the Manager to repay such amount if it shall ultimately be determined, by a final, nonappealable judgment by a court of competent jurisdiction, that the Manager is not entitled to be indemnified by the Company as authorized hereunder.

c. The indemnification provided by this Section 6.5 shall be in addition to any other rights to which the Manager may be entitled under any agreement with the Company or vote of the Members holding at least fifty-one percent (51%) of the Units, as a matter of law or otherwise, both as to action or inaction of the Manager in the Manager’s capacity as a Manager, and to action or inaction in another capacity, and shall continue as to a Manager who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Manager.

d. Any indemnification hereunder shall be satisfied solely out of the assets of the Company, and no Member shall be subject to personal liability by reason of these indemnification provisions.

e. A Manager shall not be denied indemnification in whole or in part hereunder because the Manager had an interest in the transaction with respect to which the indemnification applies if the transaction was not prohibited by the terms of this Agreement.

f. The provisions of this Section 6.5 are for the benefit of each Manager and the heirs, successors, assigns, administrators and personal representatives of each Manager.

6.6 Other Business of Managers or Members. Any Member or Manager may engage independently or with others in other business ventures of every nature and description, including, without limitation, the rendering of advice or services of any kind to other investors and the making or management of other investments, including, without limitation, investments in securities or real property. Neither the Company nor any Member or Manager shall have any right by virtue of this Agreement or the relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom.

ARTICLE 7

RECORDS, FINANCIAL AND TAX REPORTING

7.1 Records and Accounting. The books of account of the Company shall be maintained at the Company’s principal office. The Members or their duly authorized representative shall have access to such books. The Company shall prepare its financial statements using generally accepted accounting principles, consistently applied.

7.2 Tax Returns. The Manager shall cause income and other tax returns for the Company to be prepared and timely filed in accordance with applicable law.

7.3 Tax Elections. The Manager at any time and from time to time, may make such tax elections as the Manager may deem necessary or desirable, in the Manager’s discretion.

7.4 Tax Matters Partner. Fulcrum Growth Partners, L.L.C. is hereby appointed and authorized to perform all duties imposed by Sections 6221 and 6232 of the Code as “Tax Matters Partner” of the Company. The Company shall indemnify, to the fullest extent permitted by law, the Tax Matters Partner from and against any damages and losses (including attorneys’ fees) arising out of or incurred in connection with any action taken or omitted to be taken by the Tax Matters Partner, provided such action taken or omitted to be taken does not constitute fraud, gross negligence or willful and wanton misconduct.

ARTICLE 8

TERMINATION AND DISSOLUTION

8.1 Events Requiring Termination and Dissolution. The Company shall be dissolved upon the first to occur of any of the following events:

a. An event which would make unlawful the continuing existence of the Company;

b. The determination of the Members by unanimous vote to dissolve; or

c. A judicial dissolution of the Company pursuant to the Act.

As soon as possible following the occurrence of any of the events provided for in subsections (a), (b) or (c) above, pursuant to which the Company will not be continued, the Company shall prepare and execute a statement of intent to dissolve in such form as shall be prescribed by the Secretary of State of the State of Delaware and the same shall be delivered to that office, or as otherwise required by law.

8.2 Winding Up and Distribution.

a. Upon the dissolution of the Company pursuant to Section 8.1, the Company’s business shall be wound up and its assets liquidated as provided in this Section 8.2 and the net proceeds of such liquidation shall be distributed as follows:

i. To the payment of creditors of the Company other than Members in the order of priority as provided by law, excluding creditors whose obligations will be assumed or otherwise transferred on liquidation of the Company;

ii. To the payment of creditors of the Company who are Members;

iii. To the setting up of reserves which the Manager deems reasonably necessary for liabilities not then due and contingent liabilities of the Company;

iv. To the Members in accordance with their positive Capital Accounts; and

v. To the Members in accordance with their shares of distributions pursuant to Article 4 of this Agreement.

b. No Member shall have the right to demand or receive property other than cash upon the dissolution and termination of the Company. Notwithstanding the foregoing, if the Liquidator shall determine that an immediate sale of part or all of the Company’s assets would cause undue loss to the Members, the Liquidator may, after having given notice to all the Members, to the extent not then prohibited by any applicable law of any jurisdiction in which the Company is then formed or qualified, either (i) defer liquidation of, and withhold from distribution for a reasonable time, any assets of the Company except those necessary to satisfy the Company’s debts and obligations, or (ii) distribute any assets to the Members in kind. If any assets of the Company are to be distributed in kind, such assets shall be distributed on the basis of the fair market value thereof, and any Member entitled to any interest in such assets shall receive such interest therein as a tenant-in-common with all other Members so entitled. The fair market value of such assets shall be determined by an independent appraiser selected by the Liquidator.

c. Each Member shall look solely to the assets of the Company for all distributions to be made by the Company pursuant to this Agreement, including distributions with respect to his, her or its capital contribution thereto and its share of distributable cash, and shall have no recourse therefor, upon dissolution or otherwise, against the Manager or any other Members.

d. The Liquidator shall file all certificates and notices of the dissolution of the Company required by law. Upon the complete liquidation and distribution of the Company assets, the Members shall cease to be Members of the Company, and the Liquidator shall execute, acknowledge and cause to be filed all certificates and notices required by the law to terminate the Company.

ARTICLE 9

AMENDMENTS TO AGREEMENT

9.1 Additional Members. Any Person who becomes a Member after the date of this Agreement shall become a signatory of this Agreement by signing such number of counterpart signature pages to this Agreement and such other instrument or instruments, and in such manner, as the Manager shall determine. By so signing, each such Person shall be deemed to have adopted, and to have agreed to be bound by, all the provisions of this Agreement; provided, however, that no such counterpart shall be binding until it shall have been accepted by the Manager.

9.2 Amendments. Amendments may be made to this Agreement from time to time by written consent of all Members.

9.3 Execution of Amendments. If this Agreement shall be amended, the amendment to this Agreement shall be signed by all Members.

9.4 Recording of Amendments. In making any amendments, there shall be prepared and filed for recordation by the Manager such documents and certificates as shall be required to be prepared and filed under the laws of the State of Delaware and/or under the laws of other jurisdictions where the Company is then formed or qualified. In the case of the addition or substitution of a Member, such documents and certificates shall be filed not less than thirty (30) days after the date of such addition or substitution.

ARTICLE 10

MISCELLANEOUS

10.1 Governing Law, Successors, Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties hereto. If any provision of this Agreement shall be held to be invalid, the remainder of this Agreement shall not be affected thereby.

10.2 Entire Agreement. This Agreement is the sole operating agreement of the Company.

10.3 Headings, etc. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not affect interpretation of this Agreement. Whenever the context shall require, each term stated in either the singular or plural shall include the singular and the plural.

10.4 No Waiver. No failure or delay on the part of a Member in exercising any rights under this Agreement, or in insisting on strict performance of any covenant or condition contained in this Agreement, shall operate as a waiver of any of such Member’s rights hereunder.

10.5 Creditors. The provisions of this Agreement shall be deemed to be for the exclusive benefit of the undersigned Members. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including without limitation, any creditor of the Company.

10.6 Rights and Remedies Cumulative. The rights and remedies provided in this Agreement are cumulative, and the use of any one right or remedy by the Company or a Member shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies the Company or a Member may have under the Act, applicable statutes, ordinances, common law or otherwise.

10.7 Indemnity. The Company shall indemnify each Member against expenses actually and reasonably incurred in connection with the defense of a civil or criminal action, suit, or proceeding in which it is made a party by reason of being or having been a Member except in matters as to which it is adjudged in the action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. In the event of a settlement before or after action or suit, such payment for indemnification shall be provided only in connection with such matters covered by the settlement as to which the Company is advised by counsel that the party seeking indemnity to be indemnified was not guilty of negligence or misconduct. The foregoing right of payment for indemnification shall not exclude other rights to which the Member may be entitled. Without limiting or modifying the foregoing indemnification, the Manager may obtain insurance for the Company with respect to its indemnification obligations contained in this Section 10.7.

10.8 No Preemptive Rights; No Cumulative Voting. Unless otherwise agreed by unanimous vote of the Members, no Member shall be entitled to preemptive rights to acquire additional membership interests of the Company, or to make additional capital contributions to the Company, and no Member shall be entitled to cumulate voting power in the election of the Manager.

IN WITNESS WHEREOF, the undersigned Members of the Company have executed this Agreement effective as of the day and year first above written.

FULCRUM GROWTH PARTNERS, L.L.C. a Delaware limited liability company, Member

By:	McCarthy Group, Inc.
Its:	Managing Member

	By:	/s/ Michael R. McCarthy
Michael R. McCarthy
	Its:	Chairman

FULCRUM GROWTH PARTNERS II, L.P. a Delaware limited partnership, Member

By:	Fulcrum GP, LLC
Its:	General Partner

	By:	McCarthy Capital Corporation
	Its:	Managing Member

		By:	/s/ Michael R. McCarthy
Michael R. McCarthy
		Its:	Chairman